Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of VALIC Company I of our report dated July 27, 2020, relating to the financial statements and financial highlights, which appears in Health Sciences Fund’s and Science & Technology Fund’s (two of the funds constituting VALIC Company I) Annual Report on Form N-CSR for the year ended May 31, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 13, 2021